Exhibit 10.17

October 29, 2019

Robert Plaschke

Re:Transition and Separation Agreement

Dear Bob:

This letter (the “Agreement”) sets forth the terms and conditions that Sonim Technologies, Inc. (the “Company” or “Sonim”) is offering to aid in your employment transition.

1.         EMPLOYMENT AND TRANSITION PERIOD.   As discussed, your service as Chief Executive Officer (“CEO”) of Sonim ended effective October 29, 2019 (the “Transition Date”), as of which date the Company’s Board of Directors (the “Board”) elected a new CEO. Subject to the terms of this Agreement, you will remain employed by the Company as a Senior Advisor to the Board as described below from the Transition Date through April 30, 2020 (or such earlier date as your employment may be terminated by you or the Company pursuant to Section 1(i) (Early Termination) below) (the “Separation Date”). Additionally, you hereby resign from the Board effective as of the Transition Date. The period from the Transition Date through the Separation Date shall be deemed the “Transition Period” and your continued employment shall be subject to the following terms:

(a)       Title/Position.   As of the  Transition Date, your  title  shall change  to “Senior Advisor,” and you agree that you will be deemed to have resigned from any other office or position you may hold within the Company, except that you will remain employed through the Separation Date as contemplated in this Agreement. You agree to provide any documentation requested by the Company to confirm any such resignation. You further agree that after the Transition Date, you will not have authority to bind the Company and shall not purport to bind the Company to any representation, promise, or agreement, except with the prior written consent of the Company’s CEO.

(b)       Duties. During the Transition Period, you shall be responsible for providing transition information to the CEO and other Sonim personnel, including electronic files, a written briefing, face to face meetings, and personal assistance in transitioning key customer relationships, as requested, with respect to any matters about which you are knowledgeable; and you shall remain available, as requested, to assist with management, oversight, or execution with respect to projects and matters in which you have been involved and to work to finalize deals with customers in which you have been involved (collectively, the “Transition Duties”). You agree to make yourself available to perform Transition Duties for up to 40 hours per week for the duration of Transition Period.

(c)       Compensation.   During the Transition Period, you will continue to be paid the same base salary now in effect, on the Company’s normal employee payroll schedule, subject to standard deductions and withholdings.

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(d)       Benefits. During the Transition Period, you will be eligible to receive the same employment benefits made available to the Company’s employees generally, in accordance with the terms and conditions of the Company’s benefit plans and policies which may be in effect from time to time and may utilize any and all vacation or paid time off benefits available to you under the Company’s policies.

(e)       Equity.   Any outstanding unvested equity awards shall continue to vest during the Transition Period and, if the Company terminates the Transition Period without Cause pursuant to Section 1(i) below, then a portion of your outstanding unvested equity awards shall accelerate and vest, at the date of such termination, to the same extent as they would have vested had you remained in service until April 30, 2020, subject to your satisfaction of the conditions for receipt of the Severance Benefits (as set forth below). If you resign your employment during the Transition Period, no amount of unvested equity awards shall be accelerated.

(f)       Facilities. During the Transition Period, you shall have continued use of a workspace at the Company’s offices, but will not be required to work from the Company’s offices except as requested by the CEO. During the Transition Period, you shall have continued use of your Sonim email and voicemail accounts, and you will be expected to perform Transition Duties using such accounts. After the Separation Date, you shall no longer have access to your Sonim email and voicemail accounts, and you shall provide the Company access and passwords to facilitate monitoring of such accounts by the Company thereafter to ensure Sonim business matters are timely handled. Upon the Separation Date, an automatic reply message shall be set on your Sonim email account, and an out of office greeting shall be recorded on your Sonim voicemail account, both of which shall be mutually-agreed between you and the Company.

(g)       Outside Activities.   During the Transition Period, you may enter into other employment or consulting relationships or otherwise provide services to or engage in business activities for other persons and entities (collectively, “Outside Activities”), provided that such Outside Activities do not: (i) interfere with your availability to perform the Transition Duties; (ii) involve competition with the Company or preparation for such competition; (iii) create an actual, apparent, or potential conflict of interest with the Company, or (iv) harm or threaten to harm the Company’s business or reputation, all as determined in good-faith by the Company in its sole discretion. To ensure compliance with the foregoing provision, you agree not to engage in any Outside Activities without providing specific information to the Board about any such proposed Outside Activities and obtaining the Board’s advance written approval which approval shall not be unreasonably delayed or withheld.

(h)       Compliance with Company Policies and Insider Trading Laws. During the Transition Period, you will continue to be required to abide by all Company employment policies and procedures, as adopted or modified from time to time. If requested, you will acknowledge in writing your receipt and understanding of existing, modified, or new Company policies. The Company may modify, suspend, or revoke any such policies in whole or in part, at any time, without advance notice.   You further agree to comply with all laws applicable to the Company and your continued service to the Company.

(i)       Early Termination.   Nothing in this Agreement alters your employment at-will status.   Accordingly, during the Transition Period you are entitled to resign your employment with or without Cause (as defined below) or advance notice, and the Company may terminate your employment with or without Cause or advance notice.

(i)       If prior to April 30, 2020, you resign your employment for any reason, then you will be eligible for the Severance Benefits in Section 2 (and not Section 3) as set forth below, provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below, including without limitation satisfactory transition of duties during the Transition Period, as determined in good faith by the Board).

(ii)       If   prior   to   April   30,   2020,   the   Company   terminates   your employment with Cause, then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to any Severance Benefits.

(iii)     If you remain employed through April 30, 2020 or if the Company terminates your employment without Cause prior to April 30, 2020, you will be eligible for the Severance Benefits in Section 3 (and not Section 2), provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below, including without limitation satisfactory transition of duties during the Transition Period, as determined in good faith by the Board).

(j)        Definition of Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) theft, dishonesty, or falsification of any employment or Company record; (ii) conviction (including any plea of guilty or nolo contendere) of a felony or any criminal act that impairs your ability to perform your duties with the Company; (iii) failure or inability to perform any reasonable assigned duties after written notice from the Board of Directors of the Company of, and a reasonable opportunity to cure (of no fewer than 10 business days), such failure or inability, if capable of cure; (iv) improper disclosure of the Company’s confidential or proprietary information; (v) commission of an intentional or grossly negligent act that has a material detrimental effect on the Company’s reputation or business; or (vi) any material breach of any written agreement with the Company, which breach is not cured pursuant to the terms of such agreement (or, if no cure provision is specified therein, after written notice from the Board of Directors of the Company of such breach providing no fewer than 10 business days to cure), if capable of cure, or a material breach of a confidentiality or proprietary information and inventions agreement, which breach shall be deemed non-curable.

(k)     Final Pay and Benefits. On the Separation Date, you will cease to be employed by or hold any office or position with the Company and the Company will pay you all accrued wages, including all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.   You are  entitled to these payments by law.

2.SEVERANCE BENEFITS IF RESIGNATION FOR ANY REASON BEFORE APRIL 30,

2020. If prior to April 30, 2020, you resign your employment for any reason, and: you (i) timely sign and return this Agreement to the Company, (ii) comply  fully  with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); and (iii) within twenty-one (21) days after the Separation Date, execute and return to the Company the a release of claims in the form attached hereto as Exhibit A (the

“Separation Date Release”) and allow the Separation Date Release to become effective, then, you and the Company agree that, in full satisfaction of any obligations for the Company to provide you with severance benefits as stated in the Employment Agreement between you and the Company dated August 18, 2018 (the “Offer Letter”), the Company will provide you with the following severance benefits:

(a)       Cash Severance.   The Company will pay you salary continuation as if you remained employed through April 30, 2020, at your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Early Termination Severance Pay”). Your Early Termination Severance Pay will be paid in the form of salary continuation payments.   The salary continuation payments will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period beginning on the Separation Date and ending on April 30, 2020; provided, however, that no payments will be paid prior to the 30th  day following the Separation Date. On the 30th day following your Separation Date, the Company will pay you in a lump sum the salary continuation payments that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Section 409A of the Code and the effectiveness of the release, with the balance of the salary continuation payments being paid as originally scheduled.

(b)Health Care Continuation Coverage.

(i)       COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(ii)       COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) April 30, 2020; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(iii)   Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA  Premium  Period.    You  may,  but are not  obligated  to,  use such  Special  Cash

Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

3.SEVERANCE BENEFITS IF THE TRANSITION PERIOD ENDS ON APRIL 30, 2020

OR TERMINATION WITHOUT CAUSE PRIOR THERETO. If, prior to April 30, 2020, the Company terminates your employment without Cause, or, if you remain employed through April 30, 2020, and: you (i) timely sign and return this Agreement to the Company, (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period through April 30, 2020); and (iii) within twenty-one (21) days after the Separation Date, execute and return to the Company the Separation Date Release and allow the Separation Date Release to become effective, then, you and the Company agree that, in full satisfaction of any obligations for the Company to provide you with severance benefits as stated in the Offer Letter, the Company will provide you with the following severance benefits:

(a)Severance.

(i)       If, prior to April 30, 2020, the Company terminates   your employment without Cause, the Company will pay you salary continuation as if you remained employed through April 30, 2020, at your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings; and

(ii)     Regardless of payments under Section 3(a)(i) above, if any, the Company will pay you a lump sum amount equal to not less than three (3), but no more than six (6), months of your base salary, subject to standard payroll deductions and withholdings (excluding payments under Section 3(a)(i), if any, “Full Period Severance Pay”).   Your Full Period Severance Pay will be determined by the Board, in its sole discretion, based on your performance as a Senior Advisor during the Transition Period. On the 30th day following the Separation Date, the Company will pay you the Full Period Severance Pay amount that the Board determined to pay to you, in its sole discretion, based on your performance.

(b)Health Care Continuation Coverage.

(i)       COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(ii)       COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) July 30, 2020; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(iii)   Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA  Premium  Period.    You  may,  but are not  obligated  to,  use such  Special  Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

(c)       Extended Exercise Period.   The Company will agree to extend the exercise period applicable to your stock options until October 30, 2020. To the extent the stock options were granted as “incentive stock options” under the Internal Revenue Code, an extension of the exercise period of the stock options may cause them to lose such status and the stock options instead may be treated as non-qualified stock options for federal tax purposes.   This change may be less advantageous to you from a personal tax perspective in certain respects, including an obligation on your part to satisfy any income and employment tax withholding obligations that arise when you exercise the stock options.     The Company makes no representation or guarantees regarding the status of your stock options as incentive stock options or otherwise. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the stock options and any other compensation and benefits that you are receiving under this Agreement. You acknowledge and agree that, as a condition to any exercise of your stock options, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (except for the employer’s share of any FICA), arising by reason of the exercise of your stock options with respect to the vested shares. Except as expressly modified herein, your rights, duties, and obligations with respect to your equity awards (including your right to exercise any vested shares) shall continue to be governed by the terms set forth in the applicable equity plans and agreements.

4.         EQUITY.   You were granted options to purchase shares of the Company’s common stock, pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”). Except as specifically provided with respect to accelerated vesting under certain conditions set forth in Section 1(e) above and with respect to an extended exercise period under certain conditions set forth in Section 3(c) above, vesting will cease as of the Separation Date and, your rights to exercise any vested options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the Plan and your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan.

5.         OTHER   COMPENSATION OR BENEFITS.   You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity interests.

6.       EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.         RETURN OF PROPERTY.   By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

8.       PROPRIETARY INFORMATION OBLIGATIONS.   Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information and Invention Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Employee Confidential Information and Invention Assignment Agreement is attached hereto as Exhibit B.

9.         NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors and employees in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

10.     NO VOLUNTARY ADVERSE ACTION; COOPERATION. Other than with respect to claims brought on your own behalf with respect to unreleased claims you may have against the Company and with respect to claims of breach of this Agreement (“Claims by You”), you agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including  through agents or attorneys), to any person or entity in connection with any proposed or pending  litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates,  officers, directors,  employees  or agents,  nor shall  you  induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, other than with respect to Claims by You, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company  or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11.       NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.RELEASE OF CLAIMS.

(a)       General Release.   In exchange for the consideration provided to  you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)       Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (“ADEA”), and the California Labor Code (as amended).

(c)       ADEA Waiver.     You acknowledge that   you are knowingly and voluntarily  waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that:   (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to me); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)       SECTION 1542 WAIVER.   In giving  the release herein, which include claims which may be unknown to you at present, you acknowledge having read and understood Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”   You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases of claims herein, including but not limited to your release of unknown claims.

(e)       Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to (A) the charter, bylaws or operating agreements of the Company, (B) any written indemnification agreement with the Company to which you are a party or (C) under applicable law; (ii) any rights which cannot be waived as a matter of law, including without limitation claims under the California Fair Employment and Housing Act, to the extent such claims are not waivable as a matter of law with this release; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

13.       PROTECTED RIGHTS. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the California Department of Fair

Employment and Housing, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive  an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to a monetary award or other individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

14.       REPRESENTATIONS.     You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.       DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the   enforcement,   breach,   performance,   negotiation,   execution,   or   interpretation   of   this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/).   By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended.   The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by  law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.        IRS CODE SECTION 409A COMPLIANCE. Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A shall not commence until you have incurred a separation from service as provided under Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be  construed to the  greatest extent possible  as consistent with those  provisions.   For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon your Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and you are, on your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary  to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon your Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service, or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the payments upon your Separation From Service that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement. Except to the minimum extent that payments must be delayed because you are a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices and no interest will be due on any amounts so deferred.

17.       Better After Tax Provision.   If any payment or benefit that you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such

280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either

(x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code. If Section 280G of the Code is not applicable by law to you, the Company will determine whether any similar law in your jurisdiction applies and should be taken into account. The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Separation Date will make all determinations required to be made under this section. If the firm so engaged by the Company is serving as accountant or auditor for you, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder.   The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or you) or such other time as requested by the Company or you. If you receive a

280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, you will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this section) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this section, you will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

18.

MISCELLANEOUS.

This Agreement, including its exhibits, constitutes the

complete, final and exclusive  embodiment of  the  entire  agreement between you and the Company with regard to the subject matter hereof, including without limitation your employment agreement with the Company dated August 18, 2018. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days after the date you receive it. The Company’s offer contained herein will automatically expire if you do not sign and return it by that date.

We wish you the best in your future endeavors.

Sincerely,

Sonim Technologies, Inc.

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

Exhibit A – Separation Date Release

Exhibit B – Employee Confidential Information and Invention Assignment Agreement

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on Separation Date or within twenty-one (21) Days thereafter)

In exchange for the consideration to be provided to me pursuant to that certain letter transition and separation agreement between me and Sonim Technologies, Inc. (the “Company”) dated [date] (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,   and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Separation Date Release (the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended).

Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to (A) the charter, bylaws or operating agreements of the Company, (B) any written indemnification agreement with the Company to which I am a party or (C) or under applicable law; (ii) any rights that are not waivable as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims arising under the Agreement after the Separation Date. I understand that nothing in this Release limits my ability to file a charge or complaint with any Government Agency.   I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government

Agency, including providing documents or other information, without notice to the Company. I understand that while this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.   I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the parties released above that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“Release ADEA Waiver”). I also acknowledge that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I  should consult with an attorney prior to signing this Separation Date Release; (c) I have twenty-one (21) days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Separation Date Release to revoke it, with such revocation to be effective only if I deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the Separation Date Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign it (the   “Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Separation Date Release.

This Separation Date Release, together with the Agreement (and its Exhibits), constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD AND AGREED:

By:	Robert Plaschke

Date:

EXHIBIT B

EMPLOYMENT CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT